Exhibit 99.1

NEWS RELEASE

Daphne Kelley Joins Sound Community Bank & Sound Financial Bancorp, Inc. Senior Leadership Team

Seattle, WA – June 6, 2018 – Sound Financial Bancorp, Inc. (the "Company") today announced Daphne Kelley was appointed Chief Financial Officer of the Company and Sound Community Bank (the "Bank"), the Company's wholly owned operating subsidiary.  Ms. Kelley is expected to assume her position with the Company and the Bank no later than July 2, 2018.

Ms. Kelley has served since June 2015 as Controller and Senior Vice President of a regional bank headquartered in Seattle, Washington, where she oversaw the accounting operations, corporate tax, Sarbanes-Oxley compliance, and SEC reporting and compliance functions.  From August 2007 until June 2015, she served as Vice President and Controller at the Federal Home Loan Bank of Seattle responsible for SEC reporting as well as accounting operations, including capital markets, investments, mortgage loans and general accounting.  Ms. Kelley holds a Bachelor's in Business Science from the University of California, Berkeley, completed a Master's in Business Administration from UCLA's Anderson School of Management and is a Certified Public Accountant.

In her spare time, Ms. Kelley enjoys spending time with her husband and two children and playing the violin.

Sound Community Bank is a full-service community bank, providing personal and business banking services from offices in King, Pierce, Snohomish, Jefferson and Clallam Counties, and on the web at www.soundcb.com. Sound Community Bank is a subsidiary of Sound Financial Bancorp, Inc. (NASDAQ:SFBC).

For additional information:

Media Contact:
Brady Robb
Vice President | Marketing Director
(206) 448-0884 x202

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